                    EXHIBIT 11- STATEMENT RE: COMPUTATION OF
                               PER SHARE EARNINGS

                                                   For The Three Months Ended     For The Nine Months Ended
                                                         September 30,                  September 30,
                                                   --------------------------     -------------------------
                                                       1996            1995           1996            1995
Net Income                                         $16,548,708     $15,130,361    $46,276,085     $39,657,072

Net Income per Share                               $      0.53     $      0.46    $      1.48     $      1.20

Weighted Number of Shares Outstanding               30,974,994      33,107,380     31,262,294      33,100,867









See condensed notes to consolidated financial statements.